Exhibit 99.2
First Amendment to the Koppers Holdings Inc.
Amended and Restated Employee Stock Purchase Plan
as amended and restated effective March 22, 2021

This First Amendment (this “Amendment”), dated March 16, 2026, to the Amended and Restated Koppers Holdings Inc. Employee Stock Purchase Plan (the “Plan”), is made and adopted by Koppers Holdings Inc. (the “Company”), subject to approval of the shareholders of the Company as set forth below.

Statement of Purpose

The Plan became effective, upon approval of the Plan by the Company’s shareholders, on March 22, 2021. Pursuant to Section 19 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan to increase the number of shares of Common Stock issuable under the Plan, contingent on approval by the shareholders of the Company. The Board has determined that it is advisable and in the best interest of the Company to amend the Plan as described in this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the shareholders of the Company as set forth below:

1.Capitalized Terms. All capitalized terms used and not defined herein shall have the meanings given thereto in the Plan.

2.Amendment of Section 3(a) of Plan. Section 3(a) of the Plan is hereby amended and restated in its entirety as follows:

(a)     Effective March 22, 2021, there were 304,998 shares of the Company’s authorized but unissued or reacquired Common Stock reserved for purposes of the Plan. Subject to adjustment under Section 20(a), the aggregate number of shares of the Company’s authorized but unissued or reacquired Common Stock reserved for issuance under the Plan shall be equal to (i) 74,841, plus (ii) effective March 16, 2026 (subject to shareholder approval within twelve months after such date), 300,000.
3.Reference to and Effect on the Plan. The Plan, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.
4.Effective Date. This Amendment is adopted by the Board on March 16, 2026, and shall become effective on such date if this Amendment is approved by the Company’s shareholders at the 2026 annual meeting.